Filed Under Rule 424(b)(3), Registration Statement No. 333-83208
Pricing Supplement Number 39 Dated September 09, 2002
(To: Prospectus Dated March 15, 2002 and Prospectus Supplement Dated March 15, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PCA4	$8,842,000.00	100.000%	1.100%	$8,744,738.00	4.700%	QUARTERLY	09/15/2008	12/15/2002	YES	Senior Unsecured ® Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., Salomon Smith Barney, U.S. Bancorp Piper Jaffray, UBS PaineWebber, Wachovia Securities

Boeing Capital Corporation 3780 Kilroy Airport Way, Suite 750 Long Beach, CA 90806	Trade Date: Monday, September 09, 2002 @12:00 PM ET
Settle Date: Thursday, September 12, 2002
Minimum Denomination/Increments: $1,000.00 / $1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes ®is the trade mark of INCAPITAL, LLC. All rights reserved

Boeing Capital Corporation $1,000,000,000.00 Boeing Capital Corporation InterNotes Prospectus Dated 15-Mar-02